As filed with the United States Securities and Exchange Commission on
                               September 22, 2003

                                                Registration No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  --------------------------------------------
                            Church & Dwight Co., Inc.
             (Exact name of Registrant as specified in its charter)

              Delaware                           13-4996950
   (State or Other Jurisdiction of     (I.R.S. Employer Identification
   Incorporation or Organization)                   No.)

                       469 North Harrison Street
                   Princeton, New Jersey 08543-5297
                            (609) 683-5900
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                  --------------------------------------------

                         Susan E. Goldy, Esquire
        Vice President, General Counsel and Corporate Secretary
                       Church & Dwight Co., Inc.
                       469 North Harrison Street
                   Princeton, New Jersey 08543-5297
                            (609) 683-5900
  (Name, Address, Including Zip Code, and Telephone Number, Including
                              Area Code,
                         of Agent for Service)
                              Copies to:
                         Alan Singer, Esquire
                      Morgan, Lewis & Bockius LLP
                          1701 Market Street
                 Philadelphia, Pennsylvania 19103-2921
                            (215) 963-5000
       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.


       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                          Proposed Maximum
    Title of Each Class of            Amount To Be       Offering Price Per    Proposed Maximum Aggregate        Amount of
  Securities To Be Registered          Registered           Security (1)             Offering Price           Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
   5.25% Convertible Senior          $100,000,000             100% (2)                $100,000,000                 $8,090
Debentures Due August 15, 2033
----------------------------------------------------------------------------------------------------------------------------------
      Common Stock, $1.00                                        (4)                       (4)                      (5)
    par value per share (3)         2,150,540 Shares
----------------------------------------------------------------------------------------------------------------------------------

               -------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(2) Exclusive of accrued interest, if any.

(3) Associated with each share of common stock is the right to purchase one one-hundredth of a share of preferred stock pursuant to a rights agreement. Preferred stock purchase rights do not carry a separate price.

(4) Consists of 2,150,540 shares of common stock issuable upon conversion of the debentures at the initial conversion price of approximately $46.50 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.


(5) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

   --------------------------------------------------------------------------
     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
   -------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2003

                            CHURCH & DWIGHT CO., INC.

                                  $100,000,000

          5.25% Convertible Senior Debentures Due August 15, 2033, and
           the Common Stock Issuable Upon Conversion of the Debentures
                            -------------------------

         We issued the debentures in a private placement on August 11, 2003. Selling securityholders will use this prospectus to resell their debentures and the shares of our common stock issuable upon the conversion of their debentures at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from the offering.

         The debentures are our senior, unsecured obligations. The debentures rank equal in right of payment with all of our senior unsecured indebtedness. The debentures are effectively subordinated in right of payment to all of our existing and future secured indebtedness and, to the extent of the value of the assets securing that indebtedness, to all of the existing and future indebtedness and other liabilities of our subsidiaries.

         The debentures bear interest at the rate of 5.25% per annum from August 11, 2003, the date of original issuance. We will pay interest on the debentures on February 15 and August 15 of each year. The first interest payment will be made on February 15, 2004. The debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

         At any time on or after August 15, 2008, we may redeem all or part of the debentures that have not previously been converted at the redemption prices described in this prospectus.

         On each of August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028, or in the event of a "change in control" as described in this prospectus, holders may require us to repurchase all or any portion of the debentures at a purchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest to the date of repurchase. We will pay cash for any debentures repurchased on August 15, 2010. We may choose to pay cash, shares of our common stock, or a combination of cash or shares of our common stock for any debentures repurchased on August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028 or upon a "change in control."

         The debentures mature on August 15, 2033 unless earlier redeemed or repurchased. Holders may convert their debentures into shares of our common stock prior to the maturity or the redemption or repurchase by us of the debentures initially at a conversion rate of 21.5054 shares of common stock per each $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $46.50 per share (subject to adjustment in certain circumstances), under the following circumstances: the sale price of our common stock issuable upon conversion of a debenture reaches specified thresholds; the trading price of a debenture falls below a specified threshold; specified credit rating events with respect to the debentures occur; we call the debentures for redemption; or specified corporate transactions occur.

         An investment in the securities offered under this prospectus involves a high degree of risk. See "Risk Factors" beginning on page 6.

         The debentures are not listed on any securities exchange or included in any automated quotation system. The debentures are eligible for trading on The PORTALSM Market. Our common stock trades on the New York Stock Exchange under the symbol "CHD". On September 22, 2003, the closing sale price of our common stock on the New York Stock Exchange was $34.40.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

               The date of this prospectus is September 22, 2003.

  You should rely only upon the information provided in this prospectus or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.



                                Table of Contents

                                                                     Page

INCORPORATION OF DOCUMENTS BY REFERENCE.................................1

SUMMARY.................................................................2

RISK FACTORS............................................................6

WHERE YOU CAN FIND ADDITIONAL INFORMATION..............................11

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS..........................12

USE OF PROCEEDS........................................................12

RATIO OF EARNINGS TO FIXED CHARGES.....................................13

DESCRIPTION OF THE DEBENTURES..........................................13

DESCRIPTION OF CAPITAL STOCK ..........................................33

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS................36

SELLING SECURITYHOLDERS................................................44

PLAN OF DISTRIBUTION...................................................46

LEGAL MATTERS..........................................................48

EXPERTS................................................................48

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         In this prospectus, we "incorporate by reference" the information we file with the SEC, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be a part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information we file with the SEC and incorporate later. We incorporate by reference into this prospectus the documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated (excluding any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K):

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     o    Definitive Proxy Statement filed on April 1, 2003;

     o Quarterly Reports on Form 10-Q for the fiscal quarter ended March 28, 2003 and for the fiscal quarter ended June 27, 2003;

     o Current Reports on Form 8-K dated January 16, 2003, February 10, 2003, August 5, 2003 and September 19, 2003;

     o The description of our common stock set forth in our Current Report on Form 8-K, filed with the SEC on September 19, 2003, including any amendments or reports filed for the purpose of updating this information; and

     o The description of our Preferred Stock Purchase Rights set forth in our Registration Statement on Form 8-A, filed with the SEC on August 31, 1999, including any amendments or reports filed for the purpose of updating this information.

     You may request a copy of these filings (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates) at no cost. Requests should be directed to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297; Telephone: (609) 683-5900; Attention: General Counsel.

                                     SUMMARY

         This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled "Risk Factors" beginning on page 6, and the documents incorporated by reference in this prospectus, carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, the terms "we," "our," and "us" refer to Church & Dwight Co., Inc. and its subsidiaries.


                            Church & Dwight Co., Inc.

         We develop, manufacture and market a broad range of consumer and specialty products under our well-recognized ARM & HAMMER brand name and other familiar brand names such as ARRID, BRILLO and XTRA. We were founded in 1846 and are the world's leading producer of sodium bicarbonate, popularly known as baking soda. Baking soda is a versatile chemical which cleans, deodorizes, leavens and buffers. Today, we have a broad portfolio of household, personal care and specialty products which build on the reputation of Arm & Hammer baking soda. Our Consumer Products include Deodorizing and Household Cleaning Products, such as baking soda and cat litter; Laundry Products, such as detergent and fabric softeners; and Personal Care Products, such as antiperspirants and toothpaste. Our Specialty Products include, in addition to sodium bicarbonate, sodium sesquicarbonate, ammonium bicarbonate, and a rumen bypass fat product, which are used in a variety of industrial, animal nutrition and food products.

         Armkel, LLC is our 50/50 joint venture established with Kelso & Company, L.P., a private equity firm. Our position in the Personal Care Product line is bolstered by Armkel's products. Armkel's domestic portfolio of products includes TROJAN condoms, NAIR depilatories and waxes and FIRST RESPONSE and ANSWER home pregnancy/ovulation test kits. Internationally, Armkel primarily markets oral care products, depilatories, condoms, skin care products, home pregnancy test kits and other regional niche products. We exert significant influence over Armkel through our membership on Armkel's board of directors and our various agreements with Armkel, but do not control its operating and financial decisions. As a result, Armkel's operations are not consolidated on our consolidated financial statements. Armkel has issued public debt and is required to file reports with the SEC pursuant to the Exchange Act. However, those reports are not part of this prospectus.

         Our principal offices are located at 469 North Harrison Street, Princeton, New Jersey 08543-5297. Our telephone number is (609) 683-5900 and our web site address is http://www.churchdwight.com. The reference to our web site address is intended to be an inactive textual reference only.

         The Arm & Hammer logo is our registered trademark, and all trademarks referenced in this prospectus are owned by Church & Dwight, one of our wholly-owned subsidiaries or Armkel.

                               Recent Development

         On September 9, 2003, we entered into a definitive agreement to purchase Unilever N.V.'s oral care brands in the United States and Canada for $104 million in cash at closing, plus additional cash performance-based payments of between $5 million and $12 million. The transaction is expected to be completed in the fourth quarter of 2003, subject to regulatory approvals. We plan to finance the acquisition by increasing the amount of the term loan under our existing bank credit agreement by approximately $100 million.

                                  The Offering

         The following is a brief summary of some of the terms of the debentures offered for resale in this prospectus. For a more complete description of the terms of the debentures, see the section entitled "Description of the Debentures" in this prospectus.

Securities Offered....................     $100,000,000 aggregate principal amount of convertible senior debentures due 2033.
Original Issue Date...................     August 11, 2003
Maturity..............................     August 15, 2033, unless earlier redeemed, repurchased or converted.
Ranking...............................     The debentures are our senior unsecured obligations and rank equal in right of payment with all of our senior unsecured indebtedness. The debentures will be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and existing and future indebtedness and other liabilities of our subsidiaries.
Interest..............................     5.25% per year on the principal amount, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February
                                           15, 2004.
Conversion Rights.....................     Holders may surrender their debentures for conversion into our common stock at the applicable conversion rate under any of the following circumstances:

                                           (i)  during any conversion period prior to August 15, 2032, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price on the first day of the conversion period;

                                           (ii) at any time after the sale price of our common stock on any date after August 15, 2032 is more than 120% of the then current conversion price;

                                           (iii) during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices for a debenture was less than 95% of
                                                the average sale price of our common stock during such five day trading day period multiplied by the applicable
                                                conversion rate; provided, however, if on the day before
                                                the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than
                                                or equal to 120% of the conversion price, then a holder
                                                converting its debentures may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, common stock or a combination of cash and common
                                                stock with a value equal to the principal amount of the
                                                debentures on the conversion date;

                                            (iv) if the credit rating assigned to the debentures by either Moody's
                                                Investors Service, Inc. or Standard & Poor's Ratings Group
                                                is reduced two notches below B1 and BB-, respectively;

                                           (v)  if we call the debentures for redemption; or

                                           (vi) upon the occurrence of specified corporate transactions described under "Description of the Debentures--Conversion Rights."

                                           For each debenture surrendered for conversion, a holder will receive
                                           21.5054 shares of our common stock. This is equivalent to an initial conversion price of approximately $46.50 per share of our common stock.
                                           The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest.

Redemption of Debentures at ..........     On or after August 15, 2008, we may redeem for cash all or part of
   Our Option                              the debentures at any time, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. For more information about redemption of the debentures at our option, see
                                           "Description of the Debentures--Redemption by Church & Dwight."

Purchase of Debentures at.............     Each holder has the right to require us to repurchase all or any
   Holder's Option                         portion of that holder's debentures on August 15, 2010, August 15,
                                           2013, August 15, 2018, August 15, 2023 and August 15, 2028, at a
                                           purchase price equal to 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest to the date of repurchase. We will pay the repurchase price for any debentures repurchased on August 15, 2010 in cash. We may choose to pay the repurchase price of any debentures repurchased on August 15, 2013,
                                           August 15, 2018, August 15, 2023 or August 15, 2028 in cash, common stock, or a combination of cash and common stock. If we elect to pay all or a portion of the repurchase price in common stock, the common stock will be valued at 95% of the average sale price for the five trading days immediately preceding and including the third trading day prior to the repurchase date. For more information about our purchase of the debentures at the option of the holder, see "Description of the Debentures--Repurchase Rights."

Change in Control.....................     If we undergo a Change in Control (as defined under the caption,
                                           "Description of the Debentures--Repurchase at Option of Holders
                                           Upon A Change in Control"), holders will have the right, at their option, to require us to repurchase any or all of their debentures at a repurchase price equal to the principal amount of the debentures to be repurchased, plus accrued and unpaid interest to the date of repurchase.  We may choose to pay the repurchase price of any debentures repurchased in cash, common stock, or a
                                           combination of cash and common stock.  If we elect to pay all or a portion of the repurchase price in common stock, the common stock will be valued at 95% of the average sale price for the five trading days immediately preceding and including the third trading day prior to the repurchase date.  For more information about the purchase of the debentures by us at the option of the holder following a Change in Control, see "Description of the Debentures--
                                           Repurchase at Option of Holders Upon A Change in Control."
Use of Proceeds.......................     We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures.

PORTAL Trading of....................      The debentures are eligible for trading in The PortalSM Market of
     Debentures                            the National Association of Securities Dealers, Inc.

Listing of Common Stock...............     Our common stock is listed on the New York Stock Exchange under the symbol "CHD."

Global Debenture; Book Entry               The debentures are evidenced by a global debenture deposited with
   System.............................     the trustee for the debentures, as custodian for The Depository
                                           Trust Company, commonly known as DTC. Beneficial interests in the global debenture are shown on, and transfers of those beneficial interests can be made only through, records maintained by DTC and its participants. See
                                           "Description of the Debentures - Form, Denomination, Transfer,
                                           Exchange and Book-Entry Procedures."


                                  Risk Factors

         You should read the "Risk Factors" section, beginning on page 6 of this prospectus, and all other information provided or incorporated by reference in this prospectus in deciding whether to invest in the debentures.

                                  RISK FACTORS

         You should carefully consider the information set forth below before making an investment decision. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our securities.

Risks Related to Our Business
-----------------------------

We have recently developed and commenced sales of a number of new products which, if they do not gain widespread customer acceptance or if they cause sales of our existing products to decline, could harm our financial performance.

         We have recently introduced a number of new consumer products. The development and introduction of new products involves substantial research, development and marketing expenditures, which we may be unable to recoup if the new products do not gain widespread market acceptance. In addition, if the new products merely cause sales of our existing products to decline, our financial performance could be harmed.

We may discontinue products or product lines, which could result in returns, asset write-offs and shut down costs. We may engage in product recalls, which would reduce cash flow and earnings.

         In the past, we have discontinued certain products and product lines, which resulted in returns from customers, asset write-offs, and shut down costs. We may suffer similar adverse consequences in the future to the extent we discontinue products that do not meet expectations or no longer satisfy consumer demand. Product returns, write-offs or shut down costs would reduce our cash flow and earnings. Product efficacy or safety concerns could result in product recalls or declining sales which would reduce cash flow and earnings.

We face intense competition in a mature industry that may require us to increase expenditures and accept lower profit margins to preserve or maintain our market share. Unless the markets in which we compete grow substantially, a loss of market share will result in reduced sales levels and declining operating results.

         During 2002, 92% of our sales were generated in U.S. markets. U.S. markets for consumer products are considered mature and commonly characterized by high household penetration, particularly with respect to our most significant product categories, such as laundry detergents and deodorizers and household cleaning products. Our unit sales growth in domestic markets will depend on increased use of our products by consumers, product innovation and our ability to capture market share from competitors. We may not succeed in implementing our strategies to increase domestic revenues.

         The consumer products industry, particularly the laundry detergent, personal care and air deodorizer categories, is intensely competitive. To protect our existing market share or to capture increased market share, we may need to increase expenditures for promotions and advertising and introduce and establish new products. Increased expenditures may not prove successful in maintaining or enhancing our market share and could result in lower sales and profits. Many of our competitors, including The Procter & Gamble Company, Unilever, Inc., The Clorox Company, Colgate-Palmolive Company and S.C. Johnson & Son, Inc., are substantially larger companies that have greater financial resources than we have. They have the capacity to outspend us should they attempt to gain market share. In addition, if we lose market share and the markets in which we compete do not grow, our sales levels and operating results would decline.

Providing price concessions or trade terms that are acceptable to our trade customers, or the failure to do so, could adversely affect our sales and profitability.

         Consumer products, particularly those that are value-priced like many of our products, are subject to significant price competition and in recent years have been characterized by price deflation. From time to time, we may need to reduce the prices for some of our products to respond to competitive and customer pressures and to maintain market share. Any reduction in prices to respond to these pressures would harm profit margins. In addition, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

         Because of the competitive environment facing retailers, many of our trade customers, particularly our high-volume retail store customers, have increasingly sought to obtain pricing concessions or better trade terms. To the extent we provide concessions or better trade terms, our margins are reduced. Further, if we are unable to maintain terms that are acceptable to our trade customers, these trade customers could reduce purchases of our products and increase purchases of products from our competitors, which would harm our sales and profitability.

Reductions in inventory by our trade customers, including as a result of consolidations in the retail industry, could adversely affect our sales.

         From time to time our retail customers have reduced inventory levels in managing their working capital requirements. Any reduction in inventory levels by our retail customers would harm our operating results. In particular, continued consolidation within the retail industry could potentially reduce inventory levels maintained by our retail customers, which could adversely affect our results of operations.

A continued shift in the retail market from food and drug stores to club stores and mass merchandisers could cause our sales to decline.

         Our performance also depends upon the general health of the economy and of the retail environment in particular and could be significantly harmed by changes affecting retailing and by the financial difficulties of retailers. Industry wide, consumer products such as those marketed by us are increasingly being sold in club stores and mass merchandisers, while sales of consumer products by food and drug stores are comprising a smaller proportion of the total volume of consumer products sold. Sales of our products are stronger in the food and drug channels of trade and not as strong with the club stores and mass merchandisers. Although we have taken steps to improve our sales in club stores and mass merchandisers, if we are not successful in improving sales to these channels, and the current trend continues, our financial condition and operating results could suffer.

Loss of any of our principal customers could significantly decrease our sales and profitability.

         Wal-Mart, including its affiliate Sam's Club, is our largest customer, accounting for 16% of net sales in 2002, 14% of net sales in 2001 and 13% of net sales in 2000. Our top three customers accounted for 23% of net sales in each of 2002 and 2001, and 21% in 2000. The loss of or a substantial decrease in the volume of purchases by Wal-Mart or any of our other top customers would harm our sales and profitability.

We may make acquisitions that could result in dilution to our current stockholders or increase our indebtedness, or both. In addition, acquisitions that are not properly integrated or are otherwise unsuccessful could strain or divert our resources.

         We have made several acquisitions in the past few years, including the acquisition of USA Detergents, Inc., BioVance Technologies, Inc. and some of the consumer products businesses of Carter-Wallace, Inc., and may make additional acquisitions or substantial investments in complementary businesses or products in the future, such as the pending acquisition of Unilever N.V.'s oral care brands in the United States and Canada. Any future acquisitions or investments would entail various risks, including the difficulty of assimilating the operations and personnel of the acquired businesses or products, the potential disruption of our ongoing business and, generally, our potential inability to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could harm our financial condition and operating results. Any future acquisitions or investments could result in substantial cash expenditures, the issuance of new equity in us and the incurrence of additional debt and contingent liabilities. In addition, any potential acquisitions or investments, whether or not they are ultimately completed, could divert the attention of management and divert other resources from other matters that are critical to our operations.

The condom product line of our Armkel joint venture could suffer if the spermicide N-9 is proved or perceived to be harmful.

         Armkel's distribution of condoms under the TROJAN and other trademarks is regulated by the U.S. Food and Drug Administration (FDA). Certain of Armkel's condoms contain the spermicide nonoxynol-9 (N-9). The World Health Organization and other interested groups have issued reports suggesting that N-9 should not be used rectally or for multiple daily acts of vaginal intercourse, given the ingredient's potential to cause irritation to human membranes. We expect the FDA to issue non-binding draft guidance concerning the labeling of condoms with N-9, although the timing of such draft guidance is uncertain. We believe that condoms with N-9 provide an acceptable added means of contraceptive protection and we are cooperating with the FDA concerning the appropriate labeling revisions, if any. However, we cannot predict the outcome of the FDA review. While labeling guidance from the FDA is pending, we have implemented an interim label statement change cautioning against rectal use and multiple daily acts of vaginal intercourse. We also disseminate this cautionary statement on our product web site and in other consumer product vehicles.

         In addition, in March 2003, a non-binding resolution was introduced in the California State Assembly which, if passed, would urge the FDA to ban condoms containing N-9, and encourage California manufacturers and retailers to cease the production and sale of condoms containing N-9. As amended in August 2003, the resolution cites the reports noted in the preceding paragraph as well as more recent information suggesting that N-9 may lead to an increase in urinary tract infections among females. The passage of this resolution could result in publicity that may add to activist pressure on retailers to cease carrying condoms with N-9. While we do not consider the level of retailer concern on this issue to be significant, we cannot predict the impact of the introduction of this resolution.

         If the FDA or state governments take action that prohibit or restrict the use of N-9 in condoms (such as new labeling requirements), Armkel could incur further costs from obsolete products, packaging or raw materials and sales of condoms could decline, which, in turn, could decrease the value of our interest in Armkel.

The pregnancy diagnostic products business of our Armkel joint venture could suffer as a result of an unfavorable outcome in a pending proceeding.

         In 2002, a purported class action suit, Sandra J. Wagner v. Church & Dwight Co., Inc., et al., was filed against us and Armkel in the Superior Court of New Jersey. The lawsuit alleged that Armkel's ovulation test kits are being marketed in a misleading manner because they do not advise women with certain ovarian conditions that test results may be inaccurate. The plaintiffs seek monetary damages as well as injunctive relief against using certain marketing materials for the kits. The products in question have been cleared for marketing as medical devices under applicable FDA regulations. We intend to vigorously defend this suit, but if we are not successful in defending against a claim, both we and Armkel could be liable for substantial damages or Armkel may be prevented from offering the kits. These events could harm our financial condition and results of operations and decrease the value of our interest in Armkel.

Price increases in raw materials or energy costs could erode our profit margins, which could harm our operating results.

         Increases in the prices of raw materials such as surfactants, which are cleaning agents, paper products and bottles, or increases in energy costs, could significantly affect our profit margins. If price increases were to occur, we may not be able to increase the prices of our products to offset these increases. This could harm our financial condition and operating results.

Risks Related to the Debentures and Our Common Stock
----------------------------------------------------

The debentures are unsecured and effectively subordinated to certain other indebtedness, and there are no financial or other restrictive covenants in the indenture.

         The debentures are our general, unsecured obligations and are effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to existing and future indebtedness and other liabilities of our subsidiaries. As of September 15, 2003, we had approximately $208 million of secured indebtedness. As of August 31, 2003, our subsidiaries had approximately $21 million of other indebtedness and other liabilities as to which the debentures are effectively subordinated, excluding intercompany liabilities. The indenture governing the debentures does not contain any financial or operating covenants. Subject to compliance with the financial covenants in our existing loan agreements, neither we nor our subsidiaries are restricted from incurring additional debt, including secured debt, or from providing guarantees of debt of others. If we incur additional debt, our ability to repay our obligations on the debentures could be adversely affected. We expect that we will from time to time incur additional debt, including, but not limited to, debt to finance our pending acquisition of Unilever N.V.'s oral care brands in the United States and Canada, which debt will be secured. See "Summary - Recent Development." In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

We have substantial debt and may be unable to service or repay our debt, including the debentures, and other obligations.

         Both we and Armkel have substantial debt. Our debt service obligations, among other things, could make it difficult for us to make payments on or refinance our indebtedness or to obtain additional financing in the future, or could limit our future flexibility and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate sufficient cash flow from operations to service our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide financing to us or may only be willing to provide financing on terms that we would consider unacceptable, we may not have cash available to permit us to meet our debt service or repayment obligations.

We may not have sufficient cash to purchase the debentures if holders exercise their option to require us to purchase the debentures.

         Holders of the debentures may require us to purchase all or any portion of their debentures upon the occurrence of a change in control or on certain specified dates. We are required to pay cash for any debentures that we are required to purchase on August 15, 2010. We have the option to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock, if holders require us to purchase the debentures on dates other than August 15, 2010 or if we are required to purchase the debentures upon a change in control, but our ability to pay in shares of our common stock is subject to conditions, including registration under the Securities Act of 1933 (the "Securities Act"), if required, and we may not be able to meet those conditions. We may not have sufficient cash funds to purchase the debentures if we are required to purchase the debentures on August 15, 2010. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited under any debt agreements from purchasing the debentures, we could seek consent from our lenders to purchase the debentures, and if we are unable to obtain their consent, we could attempt to refinance the debentures. However, if we were unable to obtain a consent or refinance, we would be unable to purchase the debentures. If we were unable to purchase the debentures on August 15, 2010, an event of default under the indenture would occur, which could result in a further event of default under our other then-existing senior debt. In addition, the occurrence of a change in control may be an event of default under our senior debt. As a result, we could be prohibited from paying amounts due on the debentures in cash.

The contingent conversion feature of the debentures could limit the ability of holders to convert the debentures and may adversely affect the trading price of the debentures.

         The debentures are convertible into shares of our common stock only if specified conditions are met. If the specified conditions for conversion are not met, holders of debentures will not be able to convert their debentures. The contingent conversion feature could also adversely affect the value and the trading prices of the debentures.

Absence of public market for the debentures.

         There is no established public trading market for the debentures. We cannot assure you that a market for the debentures will develop and continue or that the market price of the debentures will not decline. Various factors, such as changes in prevailing interest rates or changes in perceptions of our creditworthiness could cause the market price of the debentures to fluctuate significantly. The trading price of the debentures will also be significantly affected by the market price of our common stock. The debentures will not be listed on any securities exchange or included for quotation in any automated dealer system and will only be traded on the over-the-counter market.

Anti-takeover provisions may delay or prevent changes in control of our management or deter a third party from acquiring us, limiting our stockholders' ability to profit from such a transaction.

         Our Board of Directors has the authority to issue up to 2.5 million shares of preferred stock, of which 225,000 shares have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The Board of Directors' authority to issue preferred stock, together with our stockholder rights plan and other provisions of our certificate of incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, even if these events were deemed to be beneficial to our stockholders.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission, or SEC. Copies of the reports, proxy and information statements and other information may be examined without charge at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, or on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from our web site at http://www.churchdwight.com. However, the information on our web site does not constitute a part of this prospectus. The web site addresses of the SEC and Church & Dwight are intended to be inactive textual references only.

                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. These statements involve estimates, assumptions and uncertainties, and actual results may differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

     o uncertainty as to market growth and consumer demand (including the effect of political and economic events on consumer demand);

     o    intense competition in our industry;

     o    risks and uncertainty regarding raw material and energy prices;

     o    the financial condition of major customers;

     o our determination and ability to exercise our option to acquire the remaining 50% interest in Armkel, LLC;

     o with regard to new product introductions, uncertainty relating to trade, competitive and consumer reactions; and

     o the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the acquisition or divestiture of assets, including the pending acquisition of Unilever N.V.'s oral care brands in the United States and Canada.

         Because the factors referred to above, as well as those addressed under the heading "Risk Factors" beginning on page 6 of this prospectus and in documents incorporated by reference in this prospectus, could cause actual results to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the shares of our common stock issuable upon conversion of the debentures.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for the six months ended June 27, 2003 and each of the years ended December 31, 1998 through 2002 is as follows:

                                                     Six Months Ended                    Years Ended
                                                       June 27, 2003                     December 31,
                                                     -----------------   --------------------------------------------
                                                                         2002      2001      2000      1999      1998
                                                                         ----      ----      ----      ----      ----
    Ratio of Earnings to Fixed Charges(1)             5.11               4.05      6.91      9.72     17.89     12.44

    (1) For the purpose of these computations, earnings have been calculated by adding fixed charges less capitalized interest, income in earnings of affiliates, and minority interest of subsidiaries that have not incurred fixed charges, to income before taxes and minority interest, plus amortization of capitalized interest and cash distributions from equity investments. Fixed charges consist of interest cost, whether expensed or capitalized, amortization of deferred financing costs and the estimated interest portion of rental expense charged to income.


                          DESCRIPTION OF THE DEBENTURES

         The debentures were issued under an indenture between us and The Bank of New York, as trustee. Because this section is a summary, it does not describe every aspect of the indenture. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the indenture, including the definitions therein of certain terms. You may request copies of the indenture from us at the address set forth under "Incorporation of Documents by Reference."

General

         The debentures are our senior unsecured obligations. The debentures are limited to an aggregate principal amount of $100,000,000. We are required to repay the principal amount of the debentures in full on August 15, 2033.

         The debentures bear interest at the rate of 5.25% per annum from August 11, 2003, the date of original issuance. We will pay interest on the debentures on February 15 and August 15 of each year, commencing on February 15, 2004. Interest payable per $1,000 principal amount of debentures for the period from the issue date to February 15, 2004 will be approximately $26.83. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         The debentures will mature on August 15, 2033 unless earlier redeemed by us at our option or repurchased by us at a holder's option, on certain dates as described under "--Repurchase Rights," or unless converted at a holder's option as described below under "--Conversion Rights."

         Subject to the conditions described under "--Conversion Rights", each holder has the option to convert its debentures into our common stock at an initial conversion rate of 21.5054 shares of our common stock per debenture. This is equivalent to an initial conversion price of approximately $46.50 per share. The conversion rate is subject to adjustment if certain events occur as described under "--Conversion Rate Adjustments." Upon conversion, holders of debentures will receive only our common stock. We will not adjust the conversion rate to account for accrued interest.

Ranking

         The debentures rank equal in right of payment with any of our existing and future unsecured and unsubordinated indebtedness. The debentures are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Our secured creditors will be entitled to receive payment on their claims by realizing on the collateral securing their claims prior to a debenture holder's right and that of our other senior unsecured creditors in respect of that collateral. As of September 15, 2003, we had approximately $150 million of secured indebtedness outstanding under our bank credit agreement and the ability to borrow up to an additional $100 million under our revolving credit facility included under the bank credit agreement. At that date, we also had outstanding approximately $58 million accounted for as borrowings from the sale of trade accounts under a separate $60 million receivables facility. The debentures are also "structurally subordinated" to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries, including, without limitation, trade payables. Such structural subordination is due to the fact that our right to receive any assets of our subsidiaries upon their liquidation and reorganization, and a debenture holder's right to participate in those assets, will be effectively subordinated to claims of that subsidiary's creditors, including, without limitation, trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to claims holding a security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to indebtedness that we hold. As of August 31, 2003, our subsidiaries had approximately $21 million of indebtedness and other liabilities as to which the debentures would have been "structurally subordinated," excluding intercompany liabilities. Neither we nor our subsidiaries are limited or restricted by the indenture from incurring additional indebtedness, including secured debt, or providing guarantees of indebtedness. We expect to incur additional debt to finance our pending acquisition of Unilever N.V.'s oral care brands in the United States and Canada. See "Summary - Recent Development." The indenture also does not impose any financial or similar covenants on us or our subsidiaries.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

         The debentures are issued:

          o    only in fully registered form;

          o    without interest coupons; and

          o    in denominations of $1,000 and greater multiples.

         The debentures are evidenced by one or more global debentures, which have been deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         The global debenture will not be registered in the name of any person, or exchanged for debentures that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

          o DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global debenture or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business; or

          o an event of default with respect to the debentures represented by the global debenture has occurred and is continuing.

         In those circumstances, DTC will determine in whose names any securities issued in exchange for the global debenture will be registered.

         DTC or its nominee will be considered the sole owner and holder of the global debenture for all purposes, and as a result, if you purchase debentures:

          o you cannot receive debentures registered in your name if they are represented by the global debenture;

          o you cannot receive physical certificated debentures in exchange for your beneficial interest in the global debentures;

          o you will not be considered to be the holder of the global debenture or any debenture it represents for any purpose; and

          o all payments on the global debenture will be made to DTC or its nominee.

         The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit a debenture holder's ability to transfer its beneficial interests in the global debenture to these types of purchasers.

         Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global debenture. The only place where the ownership of beneficial interests in the global debenture will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

         We will make payments of interest and principal of, and the redemption or repurchase price of, the global debenture, as well as any payment of liquidated damages, to Cede & Co., the nominee of DTC, as the registered owner of the global debenture. We will make these payments by wire transfer of immediately available funds on each payment date.

         We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the debentures represented by the global debenture as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in debentures represented by the global debenture held through participants will be the responsibility of those participants.

         We will send any redemption notices to Cede & Co. We understand that if less than all the debentures are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

         We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the debentures. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose account the debentures are credited on the record date and who are identified in a listing attached to the omnibus proxy.

         Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global debenture to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

         DTC has advised us that it will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for conversion) only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited and only in respect of such portion of the principal amount of the debentures represented by the global debenture as to which such participant or participants has or have given such direction.

         DTC has also advised us as follows:

          o DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

          o DTC holds securities for its participants and facilitates the settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

          o participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

          o certain participants and the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. own DTC; and

          o indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global debenture. We and the trustee have no responsibility or liability for any aspect of DTC's or any participant's records relating to beneficial interests in the global debenture, including for payments made on the global debenture. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

         Subject to the conditions described below, holders may convert their debentures into our common stock initially at a conversion rate of 21.5054 shares of our common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $46.50 per share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the "conversion rate" and the "conversion price," respectively, and will be subject to adjustment as described below.

         We will not issue fractional shares of our common stock upon the conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price (as defined below) of our common stock on the business day immediately preceding the conversion date.

         If a debenture has been called for redemption, holders will be entitled to convert that debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. The right to convert will expire at that time, unless we default in making the payment due upon redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

         A holder may convert its debentures into our common stock at the applicable conversion rate prior to the stated maturity of the debentures under any of the following circumstances:

          o during any conversion period (as defined below) prior to August 15, 2032, if the sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is more than 120% of the conversion price on the first day of the conversion period;

          o at any time after the sale price of our common stock on any date after August 15, 2032, is more than 120% of the then current conversion price;

          o during the five consecutive business day period following any five consecutive trading-day period in which the average of the trading prices (as defined below) for the debentures was less than 95% of the average of the sale prices of our common stock for such five trading-day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then a holder converting its debentures may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to 100% of the principal amount of the holder's debentures on the conversion date;

          o if, and for so long as, the credit rating assigned to the debentures by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group ("S&P") is reduced at least two notches below B1 and BB-, respectively;

          o    if we have called such holder's debentures for redemption; or

          o upon the occurrence of specified corporate transactions discussed below.

Conversion Upon Satisfaction of Sale Price Condition
----------------------------------------------------

         A holder may convert any of its debentures into our common stock during any conversion period prior to August 15, 2032, if the sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 120% of the conversion price on the first day of such conversion period. If an event set forth under "--Conversion Rate Adjustments" shall have occurred during the period of 30 consecutive trading days ending on the first day of such conversion period, the sale price of our common stock on the trading days prior to the occurrence of the event shall be deemed for purposes of the calculation described in the previous sentence to have been appropriately adjusted to reflect the occurrence of the event.

         A holder may also convert any of its debentures into our common stock if, at any time after August 15, 2032, the sale price of our common stock is more than 120% of the then current conversion price. In such event, the holder may convert any of its debentures into our common stock at any time thereafter prior to the close of business on the business day immediately prior to the maturity of the debentures.

         The "conversion price" per share of our common stock as of any day will equal the principal amount of the debentures divided by the applicable conversion rate.

         A "conversion period" will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

         The "sale price" of our common stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock then is listed, or if our common stock is not listed on a U.S. national or regional exchange, as reported on the NASDAQ National Market, or if our common stock is not quoted on the NASDAQ National Market, as reported on the principal other market on which our common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the sale price.

         The conversion agent will, on our behalf, determine daily if the debentures are convertible as a result of the sale price of our common stock and notify us and the trustee. The conversion agent initially will be The Bank of New York.

Conversion Upon Satisfaction of Trading Price Condition
-------------------------------------------------------

         A holder may convert any of its debentures into our common stock during the five consecutive business day period following any five consecutive trading-day period in which the average of the trading prices for the debentures was less than 95% of the average sale price of our common stock during such five trading-day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date (as defined below), the sale price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then a holder converting its debentures may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash, our common stock or a combination of cash and our common stock with a value equal to the principal amount of such holder's surrendered debentures on the conversion date. Our common stock will be valued at 100% of the average sale price for the five consecutive trading days ending on the third trading day preceding the conversion date. If a holder converts its debentures, we will notify such holder, with a copy to the trustee and the conversion agent, by the second trading day following the date of conversion whether we will pay such holder in cash, our common stock or a combination of cash and our common stock, and in what percentage. We will pay such holder any portion of the principal amount of such holder's debentures so converted to be paid in cash on the third trading day after the conversion date. With respect to any portion of the sum of the principal amount of such holder's debentures so converted to be paid in our common stock, we will deliver our common stock to such holder on the fourth trading day following the conversion date.

         The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will equal (a) the applicable conversion rate of the debentures multiplied by (b) the sale price of our common stock on such determination date.

         The Bank of New York, as trustee, will determine the trading price after being requested in writing to do so by us. We will have no obligation to make that request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures may be less than 95% of the average sale price of our common stock multiplied by the applicable conversion rate for a five consecutive trading-day period. If a holder provides such evidence, we will instruct the trustee in writing to determine the trading price of the debentures for the applicable period.

Conversion Upon Credit Ratings Event
------------------------------------

         A holder may convert any of its debentures if, and for so long as, the credit rating assigned to the debentures by either Moody's or S&P is reduced at least two notches below B1 and BB-, respectively. The debentures, however, do not become convertible if the credit rating assigned to the debentures has been suspended or withdrawn by either of such rating agencies or if either of such rating agencies is not rating the debentures. We have no obligation to cause the debentures to continue to be rated.

Conversion Upon Notice of Redemption
------------------------------------

         A holder may convert any of the debentures called for redemption at any time prior to the close of business one business day prior to the redemption date, even if the debentures are not otherwise convertible at that time. If a holder has already delivered a purchase notice or a change in control purchase notice as described below with respect to a debenture, however, the holder may not convert that debenture until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions
------------------------------------------------

         Even if none of the conditions described above have occurred, if we elect to:

          o distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days of the declaration date for such distribution, our common stock at less than the current market price (as defined in the indenture) at the time, or

          o distribute to all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10.0% of the sale price (as defined above) of our common stock on the day preceding the declaration date for such distribution, then we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may convert their debentures at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. Notwithstanding the foregoing, no adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

         In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, a holder may convert debentures at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a "Change in Control," as defined below, a holder can require us to purchase all or a portion of its debentures as described under "--Change in Control."

Conversion Rate and Conversion Procedures

         The initial conversion rate is 21.5054 shares of our common stock for each $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $46.50 per share of our common stock. We will not issue fractional shares of our common stock upon conversion of the debentures. Instead, we will pay cash for the fractional shares based on the sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of our common stock will be deemed to satisfy our obligation to pay the principal amount of the debentures, including any accrued and unpaid interest. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.

         To convert interests in a global debenture, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert all or part of any definitive debenture, if issued, a holder must deliver the debenture at the corporate trust office of the conversion agent, initially The Bank of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the conversion agent. The conversion date will be the date on which the debenture and the duly signed and completed conversion notice are so delivered.

         As promptly as practicable on or after the conversion date, we will issue and deliver to the conversion agent a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate(s) will then be sent by the conversion agent for delivery to the holder of the debenture being converted. The shares of our common stock issuable upon conversion of the debentures will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

         If a holder converts a debenture on a date that is not an interest payment date, the holder will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if the holder is a holder of a debenture on a regular record date, including a debenture converted after the regular record date, the holder will receive the interest payable on such debenture on the next succeeding interest payment date. Accordingly, any conversion notice given during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of debentures being converted. However, a holder will not be required to make that payment if it is converting a debenture, or a portion of a debenture, that we have called for redemption, or that the holder is entitled to require us to repurchase from such holder, if the conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the second business day following the next succeeding interest payment date.

         No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock based upon the sale price of our common stock on the business day immediately preceding the conversion date. For a summary of the U.S. federal income tax considerations relating to conversion of a debenture, see "Certain United States Federal Income Tax Considerations - Conversion of Debentures."

         A debenture holder will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than that of the debenture holder. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by a debenture holder have been paid.

Conversion Rate Adjustments

         The conversion rate will be adjusted on the occurrence of, among other things:

          o the payment of dividends and other distributions payable exclusively in our common stock on shares of our common stock to all holders of our common stock;

          o the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the date of approval by our board of directors of the issuance of such rights, options or warrants; provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration;

          o subdivisions, combinations and reclassifications of our common stock;

          o the payment of distributions to all holders of our common stock consisting of evidences of our indebtedness, shares of capital stock, cash or assets, not including:

          o those dividends, rights, options, warrants and distributions referred to above;

          o dividends and distributions paid exclusively in cash other than those referred to in the next two succeeding bullet points; and

          o    distributions upon mergers or consolidations discussed below;

          o the payment of distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, exceeds $0.32 per share (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock);

          o the successful completion of a tender offer made by us or any of our subsidiaries for shares of our common stock which involves an aggregate consideration that, together with:

               o any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for shares of our common stock consummated within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

               o the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization, being the product of the sale price per share of our common stock on the date of acceptance of shares in such tender offer and the number of shares of common stock then outstanding.

         Notwithstanding the foregoing provisions, there will be no adjustment of the conversion rate upon issuance of shares pursuant to a dividend reinvestment plan or because of a tender or exchange offer to holders of less than 100 shares of common stock.

         We have issued rights to all of our holders of common stock pursuant to our stockholder rights plan described under "Description of Capital Stock - Stockholder Rights Plan." This plan may be amended or renewed or a replacement rights plan may be adopted by us. There will be no adjustment upon the issuance of rights pursuant to any such rights plan prior to such rights being separated from the common stock. If any holder converts debentures prior to the rights trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock. Following the occurrence of a separation event, holders will only receive common stock upon a conversion of any debentures without the right. However, upon the occurrence of the separation event, the conversion ratio will be adjusted. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

         We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered debentures, with a copy to the trustee and the conversion agent, of any adjustments.

         In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each debenture then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the debentures were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

         We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of debentures at least 15 days' notice, with a copy to the trustee and the conversion agent, of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a change in control as defined below.

         If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares of common stock into which debentures are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of the debentures. See "Certain United States Federal Income Tax Considerations-Dividends."

Redemption by Church & Dwight

         We may redeem any portion of the debentures at any time on or after August 15, 2008 upon at least 30 and not more than 60 days' notice by mail to the holders of the debentures, at the following prices expressed as a percentage of the principal amount:

         Redemption Period                                                                  Price (%)
         -----------------                                                                  ---------

         Beginning on August 15, 2008 and ending on August 14, 2009                         101.50%

         Beginning on August 15, 2009 and ending on August 14, 2010                         100.75%

and 100% if redeemed on or after August 15, 2010. In each case, we will pay accrued and unpaid interest, if any, to, but not including, the redemption date.

         If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

         If the trustee selects a portion of a holder's debenture for partial redemption and such holder converts a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

         In the event of any redemption, we will not be required to:

          o issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of such debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is mailed to all holders of debentures to be so redeemed, or

          o register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

         No sinking fund is provided for the debentures, which means that the indenture does not require us to redeem or retire the debentures periodically.

         We or a third party may, to the extent permitted by applicable law, at any time purchase debentures in the open market, by tender at any price or by private agreement. Any debenture that we or a third party purchase may, to the extent permitted by applicable law, be re-issued or resold or may, at our or such third party's option, be surrendered to the trustee for cancellation. Any debentures surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Payment and Conversion

         Payment of any interest on the debentures will be made to DTC or its nominee or, if the debentures are definitive debentures, the person in whose name the debenture, or any predecessor debenture, is registered at the close of business on February 1 or August 1, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date").

         Payments on any global debenture registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the debentures, including any global debenture, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

          o any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global debenture, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global debentures; or

          o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

         We will not be required to make any payment on the debentures due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date, and no interest will accrue on the payment for the additional period of time.

         In the event the debentures are registered in a holder's name as a result of the occurrence of an event described under "- Form, Denomination, Transfer, Exchange and Book-Entry Procedures," and the holder holds registered debentures with a face value greater than $2,000,000, at the holder's request we will make payments of principal or interest to the holder by wire transfer to an account maintained by the holder at a bank in The City of New York if the holder provides the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

         Debentures may be converted at the corporate trust office of the conversion agent. A conversion request must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "- Conversion Rights."

         We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the debentures have been received by the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the debentures have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in the Borough of Manhattan, The City of New York for conversion of the debentures. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "- Notices" below.

         All monies deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any debentures which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and debenture holders will then look only to us for payment.

Repurchase Rights

         Holders have the right to require us to repurchase the debentures on August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028, each of which we refer to as a "repurchase date," at a repurchase price equal to the principal amount of debentures to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding debentures for which a holder delivers a written repurchase notice to the paying agent. This notice must be received by the paying agent during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to some additional conditions as described below.

         We will pay the repurchase price for any debentures submitted for repurchase by us on August 15, 2010 solely in cash. At our sole option, we may elect to pay the repurchase price for any debentures submitted for repurchase by us on August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028, in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 95% of the average of the sale prices of our common stock for the five trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

          o registration of the shares of our common stock to be issued upon repurchase under the Securities Act, if required;

          o qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

          o listing of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

         We are required to give notice at least 20 business days prior to each repurchase date to all holders stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below and with respect to debentures submitted for repurchase by us on August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028, whether the purchase price will be paid in cash or shares of our common stock, or a combination with a portion payable in cash or shares of our common stock.

         Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

         The repurchase notice given by each holder electing to require us to repurchase debentures must be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

          o the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

          o that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

         A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to be received by the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

          o    the principal amount of debentures being withdrawn; and

          o the principal amount, if any, of the debentures that remain subject to the repurchase notice.

         A holder's withdrawal notice must comply with appropriate DTC procedures.

         In connection with any repurchase, we will, to the extent applicable:

          o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

          o file Schedule TO or any other required schedule under the Exchange Act.

         Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

         If the paying agent holds money or shares of our common stock, as applicable, sufficient to pay the purchase price of a debenture for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, on the repurchase date, such debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not such debenture is delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of such debenture.

         Our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See "Risk Factors -- We may not have sufficient cash to purchase the debentures if holders exercise their option to require us to purchase the debentures."

Repurchase at Option of Holders Upon A Change in Control

         If a "change in control" as defined below occurs, holders will have the right, at their option, to require us to repurchase all of their debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the debentures to be repurchased, together with accrued and unpaid interest to, but excluding, the repurchase date.

         At our sole option, we may elect to pay the repurchase price for any debentures submitted for repurchase by us in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 95% of the average of the sale prices of our common stock for the five trading days immediately preceding and including the third business day immediately preceding the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions similar to those described under "-- Repurchase Rights," with respect to the repurchase of debentures by us on August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028.

         Within 30 days after the occurrence of a change in control, we are obligated to give each holder of debentures notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a holder must deliver, on or before the 30th day after the date of our notice, irrevocable written notice to the trustee of such holder's exercise of its repurchase right, and if the debenture is a definitive debenture, together with the debentures with respect to which the right is being exercised. We are required to repurchase the debentures on the date that is 45 days after the date of our notice.

         A change in control will be deemed to have occurred at any time that any of the following occurs:

          o any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

          o we merge or consolidate with or into any other person, another person merges into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

          o that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

          o pursuant to which the holders of shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

          o which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

         However, a change in control will not be deemed to have occurred if:

          o the sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the debentures in effect on each of those five trading days; or

          o all of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the debentures become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

         For purposes of these provisions:

          o the conversion price is equal to $1,000 divided by the conversion rate;

          o whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

          o a "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

         We may arrange for a third party to make an offer to repurchase the debentures upon a change in control in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the offer to repurchase the debentures validly tendered and not withdrawn under the terms of the offer to repurchase the debentures.

         The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to debenture holders. We will comply with these rules to the extent they apply at that time.

         The definition of change in control includes a phrase relating to the conveyance, sale, transfer or lease of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, a holder's ability to require us to repurchase its debentures as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

         The foregoing provisions would not necessarily provide debenture holders with protection if we are involved in a highly leveraged or other transaction that may adversely affect them. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our indebtedness.

         Although we have the right to repurchase the debentures with our common stock, subject to certain conditions, we cannot assure that we would be able to meet those conditions or would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the debentures when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Mergers and Sales of Assets by Church & Dwight

         We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

          o the surviving entity formed by such consolidation or into or with which we are merged or the surviving entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the U.S., any state within the U.S. or the District of Columbia and, if we are not the surviving entity, the surviving entity executes and files with the trustee a supplemental indenture assuming the payment of the principal of, premium, if any, and interest on the debentures and the performance of our other covenants under the indenture; and

          o immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

         The following will be events of default under the indenture:

          o we fail to pay the principal of or premium, if any, on any debenture at maturity, upon redemption, repurchase or following a change in control, when the same becomes due and payable;

          o we fail to pay any interest, including any liquidated damages that may be payable to some holders in connection with a registration rights agreement described under "Plan of Distribution," on any debenture when due, which failure continues for 30 days;

          o we fail to provide notice of a change in control as required by the indenture;

          o we fail to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five business days after written notice of default is given by us to the trustee or the holder of such debenture;

          o we fail to perform any other covenant in the indenture, which failure continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of outstanding debentures;

          o any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our Significant Subsidiaries, in an aggregate principal amount in excess of $15 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

          o certain events of bankruptcy, insolvency or reorganization involving us or any of our Significant Subsidiaries.

         The term "Significant Subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

         Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished indemnity reasonably satisfactory to the trustee. Subject to providing indemnification to the trustee and other conditions provided for in the indenture, the holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Church & Dwight occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debentures may accelerate the maturity of all debentures. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debentures may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of principal of the debentures that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Church & Dwight occurs, then the principal of, and accrued interest on, all the debentures will automatically become immediately due and payable without any declaration or other act on the part of the holders of the debentures or the trustee. For information as to waiver of defaults, see "- Meetings, Modification and Waiver" below.

         A holder will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

          o the holder gives the trustee written notice of a continuing event of default;

          o the holders of at least 25% in aggregate principal amount of the outstanding debentures have made written request and offered indemnity reasonably satisfactory to the trustee to institute proceedings;

          o the trustee shall have failed to institute such a proceeding within 60 days of the written request; and

          o the trustee has not received during such 60 day period from the holders of a majority in aggregate principal amount of the outstanding debentures a direction inconsistent with the written request.

         However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on its debenture on or after the respective due dates expressed in its debenture or its right to convert its debenture in accordance with the indenture.

         We will be required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in that performance.

Meetings, Modification and Waiver

         The indenture contains provisions for convening meetings of the holders of debentures to consider matters affecting their interests.

         Limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the debentures.

         Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

          o with the written consent of the holders of not less than a majority in aggregate principal amount of the debentures at the time outstanding; or

          o by the adoption of a resolution, at a meeting of holders of the debentures at which a quorum is present, by the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding represented at such meeting.

         The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

         However, a modification or amendment requires the consent of the holder of each outstanding debenture affected if it would:

          o change the stated maturity of the principal of or interest on a debenture;

          o reduce the principal amount of, or any premium or interest on, any debenture;

          o reduce the amount payable upon a redemption or mandatory repurchase;

          o modify the provisions with respect to the repurchase rights of holders of debentures in a manner adverse to the holders;

          o modify the ranking of the debentures in a manner adverse to the holders;

          o modify our right to redeem the debentures in a manner adverse to the holders;

          o    change the place or currency of payment on a debenture;

          o impair the right to institute suit for the enforcement of any payment on any debenture;

          o adversely affect the right to convert the debentures, other than a modification or amendment required by the terms of the indenture;

          o modify our obligation to deliver information required under Rule 144A to permit resales of the debentures and common stock issued upon conversion of the debentures if we cease to be subject to the reporting requirements under the Exchange Act;

          o reduce the percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

          o reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with provisions of the indenture or to waive defaults; or

          o reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of debentures at which a resolution is adopted.

Notices

         Notice to holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

         Notice of a redemption of debentures will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the debentures will be irrevocable.

Satisfaction and Discharge

         We may discharge our obligations under the indenture, except as to the right of conversion and certain other rights of holders specified in the indenture, while debentures remain outstanding if (1) all outstanding debentures have or will become due and payable at their scheduled maturity within one year or (2) all outstanding debentures are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debentures on the date of their scheduled maturity or the scheduled date of redemption.

Payment of Stamp and Other Taxes

         We will pay all stamp and other duties, if any, that may be imposed by the U.S. or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of common stock upon conversion of the debentures, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay the tax. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

         The indenture and the debentures are governed by, and are to be construed in accordance with, the laws of the State of New York, United States of America, without regard to conflicts of laws principles thereof.

The Trustee

         If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debentures, unless they shall have furnished to the trustee security or indemnity reasonably satisfactory to the trustee.


                          DESCRIPTION OF CAPITAL STOCK

         The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions set forth in our restated certificate of incorporation and our bylaws, each as amended to date.

         We are authorized to issue 100 million shares of common stock, $1.00 par value per share, and 2.5 million shares of preferred stock, $1.00 par value per share, in one or more series. As of September 17, 2003, there were 40,360,984 shares of common stock outstanding and no shares of preferred stock outstanding. There are also outstanding 40,360,984 rights to purchase junior participating cumulative preferred stock, $1.00 par value per share, in connection with the stockholder rights plan described below.

Common Stock

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion or repurchase of the debentures will be, fully paid and non-assessable.

Preferred Stock

         Under our restated certificate of incorporation, our board of directors is authorized, by a two-thirds vote of the entire board, without further action by the stockholders, to determine the powers, rights and preferences, and the qualifications, limitations or restrictions of the shares of any series, and the number of shares constituting any series.

         The issuance of preferred stock could adversely affect the voting power of holders of common stock, which, together with the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation, may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the securities being offered by this prospectus.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

         Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Section 203 generally defines an interested stockholder as a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation's outstanding voting stock.

         Charter Documents. Our restated certificate of incorporation provides that special meetings of stockholders may only be called by a majority of the directors then in office or by the Chief Executive Officer. Our restated certificate of incorporation also authorizes our board of directors to issue preferred stock that may have voting rights and, if convertible into common stock, could increase the number of shares of common stock outstanding.

         In addition, our restated certificate of incorporation:

          o provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing;

          o    provides for a classified board of directors;

          o provides that directors may be removed only for cause and, if so removed, may be replaced by stockholders at the meeting at which such removal is effected by the affirmative vote of holders of at least two-thirds of the shares of stock entitled to vote for the election of directors; otherwise the board of directors will fill the vacancy; and

          o provides that the authorized number of directors may be changed only by a resolution adopted by a majority of the "entire board of directors," which is based on the total number of director positions, including vacant positions, and that the board may appoint new directors to fill any newly created directorships.

These additional provisions may be amended only with the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote generally on the election of directors.

         In addition, our restated certificate of incorporation provides that stockholders must give us advance notice of at least 120 days prior to the anniversary of the mailing of last year's proxy materials, of a proposed nominee for director or of any business to be brought by a stockholder before an annual stockholders' meeting. The notice must contain specified information.

         Our restated certificate of incorporation also provides that, unless the transaction has been approved by two-thirds of the directors then in office (in which case approval by holders of a majority of the votes cast by holders entitled to vote on the matter is sufficient), the following transactions require the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote generally on the election of directors:

         (i) the merger or consolidation with any other corporation, other than a merger or consolidation with a wholly-owned direct or indirect subsidiary in which we are the surviving corporation and all of our stockholders retain the same proportional voting and equity interest which they had in us prior to the consummation of the transaction; or

         (ii) any sale, lease, exchange or other disposition other than in the ordinary course of business to another entity or person of assets in excess of 25% of the value of our gross assets on a consolidated basis at the time of the transaction.

         These provisions were designed to help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, these provisions may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders.

         Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the trading price of the securities offered by this prospectus.

Stockholder Rights Plan

         In 1999, we renewed the stockholder rights plan that we had adopted in 1989. The rights plan was designed to protect our stockholders in the event of an unsolicited unfair offer to acquire us and to encourage a potential bidder to negotiate with our board of directors. Under the rights plan, each outstanding common share is entitled to one right which is evidenced by the common stock certificate. Each right entitles the registered holder to purchase from us one-hundredth of a share of junior participating cumulative preferred stock at a purchase price of $200.00 per one-hundredth of a share. If certain circumstances occur, including the acquisition by a person of 20% or more of the outstanding shares of our common stock, each holder of a right (other than the acquiring person or group) will be entitled to purchase a number of shares of our common stock at a substantial discount. If we are involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The rights are redeemable by us under certain circumstances at a redemption price of $.01 per right. The rights will expire on September 13, 2009, unless previously redeemed.

         The ability of the stockholders other than the acquiring person or group to purchase additional shares at a discount, among other provisions in the rights plan, could cause an unapproved takeover to be much more expensive to a potential acquirer, resulting in a strong incentive for the potential acquirer to negotiate with our board of directors to redeem the rights or approve the transaction, rather than pursue a hostile strategy.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         This section describes the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the debentures and of common stock into which the debentures may be converted. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of debentures or common stock could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the debentures or common stock.

         This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as banks or financial institutions, life insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding debentures or common stock as part of a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax provisions of the Code, and U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar). This description is limited to investors who hold the debentures and common stock into which the debentures are convertible as capital assets within the meaning of Section 1221 of the Code. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

Investors considering the purchase of debentures should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

         As used herein, the term "U.S. Holder" means a beneficial owner of a debenture or common stock that is (i) a citizen or resident of the U.S. or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes; (ii) a corporation organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (b) a court within the U.S. can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If you are not a U.S. Holder, this subsection does not apply to you and you should refer to "Non-U.S. Holders" below.

         If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the debentures or common stock into which the debentures may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the debentures or common stock into which the debentures may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the debentures and the common stock into which the debentures may be converted.

Taxation of Interest
--------------------

         U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the debentures, in accordance with their regular method of accounting.

         Under the terms of the debentures, if a holder converts a debenture (other than a debenture which, under certain circumstances, is either previously called for redemption or which such holder is entitled to require us to repurchase from such holder) into our common stock after the record date but prior to the interest payment date (and thus receives the interest payment payable on the interest payment date, notwithstanding that as a result of the conversion the holder is not entitled to retain such payment), the holder is obligated to pay us an amount equal to the interest payable on the converted principal amount. The tax consequences to the holder of the receipt and repayment of this amount is uncertain. We believe that neither the receipt nor the repayment should be taken into account in computing the holder's taxable income. A taxing authority, however, may require the holder to recognize ordinary income in an amount equal to the interest payment received. In that case, we believe the holder should be allowed an offsetting deduction for the repayment. However, the holder may be required to capitalize (rather than deduct) the repaid interest payment as an addition to the adjusted tax basis in the common stock received in the conversion, or may otherwise be subject to certain limitations on the deductibility of the repaid interest payment.

Additional Payments
-------------------

         If the amount or timing of any payments on a debenture is contingent, the debenture could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the debenture and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the debenture before the resolution of the contingencies. If, upon a change in control, an investor requires us to repurchase some or all of the investor's debentures and we elect to pay the repurchase price in shares of our common stock, the value of the stock could be greater or less than the sum of the principal amount of the debentures and accrued and unpaid interest. Additionally, if we call the debentures for redemption, under certain circumstances, on or after August 15, 2008, U.S. Holders would be entitled to a premium payment in excess of stated principal and interest. We do not believe that, because of these potential additional payments, the debentures should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the debentures as contingent debt instruments. Unless otherwise noted, this discussion assumes that the debentures are not subject to the contingent debt instrument rules.

Sale, Exchange or Redemption of the Debentures
----------------------------------------------

         A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a debenture in a sale, redemption or exchange other than a conversion of the debenture into common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the debenture. The U.S. Holder's adjusted tax basis in the debenture will generally equal the amount the U.S. Holder paid for the debenture. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the debenture, except that the portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the debenture will be long-term capital gain or loss if the U.S. Holder has a holding period with respect to the debenture of more than one year. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gain are subject to a maximum U.S. federal income tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

         If, upon a change in control, a holder requires us to repurchase some or all of the holder's debentures and we elect to pay the repurchase price in shares of our common stock, the redemption would likely qualify as a recapitalization for U.S. federal income tax purposes. If the redemption qualifies as a recapitalization, a U.S. Holder would not recognize any income, gain or loss on the holder's receipt of our common stock in exchange for debentures (except to the extent the stock received is attributable to accrued interest). If the holder receives cash in lieu of fractional shares of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the stock (including any fractional share for which cash is paid) would equal his adjusted basis in the debenture. The holder's holding period for the stock would include the period during which he held the debenture. If the redemption does not qualify as a recapitalization, a U.S. Holder may recognize income, gain or loss on the holder's receipt of our common stock in exchange for debentures, in which case the holder would have a tax basis in such common stock equal to the fair market value of such common stock at the time of the exchange.

Conversion of Debentures
------------------------

         A U.S. Holder who converts his debenture into common stock generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain, however, to the extent that the U.S. Holder receives cash in lieu of a fractional share. The U.S. Holder's aggregate basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the debenture, and the U.S. Holder's holding period for the stock will include the period during which he held the debenture. If the holder receives cash in lieu of a fractional share of stock, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share.

Market Discount
---------------

         A purchaser who purchases debentures for less than their issue price will be subject to the market discount rules, provided that the issue price exceeds the purchase price by more than a de minimus amount. The market discount on a debenture generally will equal the amount, if any, by which the stated redemption price at maturity of the debenture immediately after its acquisition exceeds the U.S. Holder's adjusted tax basis in the debenture. If applicable, these provisions generally require a U.S. Holder who acquires a debenture at a market discount to treat as ordinary income any gain recognized on the disposition of that debenture to the extent of the accrued market discount (determined as described below) on that debenture at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in adjusted tax basis in the debenture. If you dispose of a debenture with market discount in certain otherwise non-taxable transactions, you must include accrued market discount as ordinary income as if you had sold the debenture at its then fair market value. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the debenture at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a debenture at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until the debenture matures or is disposed of in a taxable transaction. If a debenture with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income on disposition of the common stock.

Amortizable Premium
-------------------

         A U.S. Holder who purchases a debenture at a premium over its stated principal amount generally may elect to amortize that premium (referred to as Section 171 premium) with a corresponding decrease in adjusted tax basis from the purchase date to the debenture's maturity date under a constant-yield method that reflects semi-annual compounding based on the debenture's payment period, but subject to special limitations if the debenture is subject to optional redemption by the issuer at a premium. Amortizable premium will not include any premium attributable to a debenture's conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the debenture's purchase price over what the debenture's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a debenture and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder's total amount of interest on the debenture included in income in prior accrual periods exceeds the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election to amortize Section 171 premium is not made, a U.S. Holder must include all amounts of taxable interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss on disposition of the debenture.

Dividends
---------

         If, after a U.S. Holder converts a debenture into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received. In general, dividends paid to a noncorporate U.S. Holder in taxable years beginning before January 1, 2009 are taxable at a maximum rate of 15% provided that such holder holds the shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meets other holding period requirements.

         The terms of the debentures allow for changes in the conversion price of the debentures in certain circumstances. A change in conversion price that allows U.S. Holders of debentures to receive more shares of common stock on conversion may increase those debentureholders' proportionate interests in our earnings and profits or assets. In that case, those debentureholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those debentureholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of debentures, for example, if the conversion price were adjusted to compensate debentureholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow debentureholders to receive more stock on conversion, however, increase the debentureholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the debentureholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the debentureholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain.

Sale of Common Stock
--------------------

         A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder has a holding period with respect to the stock of more than one year. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gain are subject to a maximum U.S. federal income tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

Deductibility of Interest
-------------------------

         Under Section 163(l) of the Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected that this provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the debentures will be adversely affected by these rules.

Backup Withholding and Information Reporting
--------------------------------------------

         The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the payee fails to cooperate with the reporting regime by failing to provide the payee's taxpayer identification number to the payor or by furnishing an incorrect identification number, or if the payee has been notified by the IRS that the payee has failed to report interest or dividends on the payee's returns. The information reporting and backup withholding rules do not apply to payments to corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

         Payments of interest or dividends to individual U.S. Holders of debentures or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

         Payments made to U.S. Holders by a broker upon a sale of debentures or common stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

         Any amounts withheld from a payment to a U.S. Holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of such U.S. Holder.

Non-U.S. Holders

         This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are, for United States federal income tax purposes (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a foreign partnership, or (iv) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debenture. If you are a U.S. Holder, this subsection does not apply to you.

         In general, subject to the discussion below concerning backup withholding:

         (a) Payments of principal or interest on the debentures by us or our paying agent to a beneficial owner of a debenture that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, and (iii) certain certification requirements (discussed below) are satisfied;

         (b) A Non-U.S. Holder of a debenture or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such debenture or common stock unless (i) such Non-U.S. Holder is an individual who holds the common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of (A) the five-year period preceding such sale or other disposition or (B) the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future; and

         (c) Interest on the debentures not exempted from U.S. federal income tax or U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

         Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to the Non-U.S. Holder, unless the Non-U.S. Holder has furnished to us or another payor:

          o a valid IRS Form W-8BEN or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments, or

          o in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by such Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the Non-U.S. Holder's entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

         If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under an applicable tax treaty, such Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

         To satisfy the certification requirements referred to in (a) (iii) above, either (i) the beneficial owner of a debenture must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (each a "Financial Institution") and holds the debenture on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is a Non-U.S. Holder or any Financial Institution holding the debenture on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

         If a Non-U.S. Holder of a debenture or common stock is engaged in a trade or business in the U.S. and if interest on the debenture, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the debenture or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

United States Federal Estate Tax
--------------------------------

         A debenture held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such debenture would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

         Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the debentures and common stock.

Backup Withholding and Information Reporting
--------------------------------------------

         In the case of payments of interest on a debenture to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest on such Non-U.S. Holders' debentures on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

         Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

         Payments of the proceeds of the sale of a debenture or common stock to or through a foreign office of a broker that is a U.S. person or a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.), or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee establishes that it is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and has no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

         Payments of the proceeds of a sale of a debenture or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

         If a Non-U.S. Holder fails to establish an exemption and the broker does not possess adequate documentation of the holder's status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by a Non-U.S. Holder unless the broker has actual knowledge that the holder is a U.S. person.

         Payments of the proceeds of the sale of a debenture or common stock to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the Non-U.S. Holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Holder at a U.S. address, or the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above (relating to a sale of debentures effected at a U.S. office of a broker) are met or the holder otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules from a payment to a holder of a debenture or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

         A holder of a debenture or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

         The preceding discussion of certain U.S. federal income tax consequences is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our debentures or common stock, including the consequences of any proposed change in applicable laws.


                             SELLING SECURITYHOLDERS

         The debentures were originally issued by us and sold by Goldman, Sachs & Co., J.P. Morgan Securities Inc., PNC Capital Markets, Inc., Fleet Securities, Inc., NatCity Investments, Inc. and Scotia (USA) Capital Inc. (collectively, the "initial purchasers") in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the debentures listed below and shares of our common stock issuable upon conversion of those debentures. When we refer to the selling securityholders in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The table below, which we have prepared based on information provided to us by the selling securityholders, sets forth the name of each selling securityholder, the principal amount of debentures, as of September __, 2003, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those debentures are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.


                           Principal Amount Number of
                             of Debentures Shares of
                                     Beneficially           Percentage of          Common Stock        Number of Shares
                                     Owned Before            Debentures            Beneficially         of Common Stock
Name of Selling                      Offering and            Outstanding           Owned Before        That May be Sold
Securityholder                     That May Be Sold        Before Offering         Offering (1)               (1)
---------------            --------------------------      ---------------         ------------        ----------------
      *


*        Stockholder information to be provided by amendment.

(1) Assumes conversion of all of the holder's debentures at the initial conversion rate of 21.5054 shares of common stock per $1,000 principal amount of the debentures. However, the conversion rate is subject to further adjustment as described under "Description of Debentures - Conversion Rate Adjustments." As a result, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease in the future.


         We cannot advise you as to whether the selling securityholders will in fact sell any or all of the debentures or shares of common stock listed in the table above. Moreover, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the debentures or shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table above.

                              PLAN OF DISTRIBUTION

         We are registering the debentures and shares of our common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of debentures or the shares of our common stock by the selling securityholders.

         We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the debentures and the underlying shares of our common stock beneficially owned by them and offered by this prospectus from time to time:

          o    directly; or

          o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the debentures and shares of our common stock for whom they may act as agent.

         The debentures and the shares of our common stock may be sold from time to time in one or more transactions at:

          o    fixed prices, which may be changed;

          o    prevailing market prices at the time of sale;

          o    varying prices determined at the time of sale; or

          o    negotiated prices.

         The sales described in the preceding paragraph may be effected in transactions:

          o on any national securities exchange or quotation service on which the debentures or underlying common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of our common stock;

          o    in the over-the-counter market;

          o otherwise than on such exchanges or services or in the over-the-counter market; or

          o    through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions.

         The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock. The selling stockholders may pledge or grant a security interest in some or all of the debentures or the underlying common stock owned by them and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the debentures and underlying common stock from time to time pursuant to the prospectus.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may determine not to sell any, or all, of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the debentures or the underlying common stock by other means not described in this prospectus. In this regard, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         To the extent required, upon being notified by a selling securityholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of debentures or underlying common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling securityholder and of the participating agent, underwriter or broker-dealer, specific debentures or underlying common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

         The outstanding shares of our common stock are listed for trading on the New York Stock Exchange under the symbol, "CHD." We do not intend to list the debentures for trading on the New York Stock Exchange or any other national securities exchange and can give no assurance that any trading market for the debentures will develop.

         In order to comply with the securities laws of some states, if applicable, the debentures and underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

         The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the underlying common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the underlying common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and underlying common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

         We entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the debentures to register their debentures and underlying common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have agreed to pay substantially all expenses in connection with the registration and sale of the debentures and underlying common stock, other than underwriting discounts, selling commissions and transfer taxes.

         We have agreed under the registration rights agreement to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

          o    such time as there are no "registrable securities" outstanding;

          o    two years after the date of original issuance of the debentures;
               or

          o the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to debentures held by non-affiliates of Church & Dwight.

         Under the registration rights agreement, a registrable security will not be deemed to be outstanding at such time as it is no longer a "restricted security" as defined in the registration rights agreement. Among other events, a debenture or underlying common stock will no longer be restricted securities for purposes of the registration rights agreement when they are sold pursuant to this prospectus.

         We may suspend the selling securityholders' use of this prospectus and offers and sales of the debentures and underlying common stock pursuant to this prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period for reasons related to pending corporate developments, pending filings with the SEC and other events. If we do not maintain the effectiveness of the registration statement of which this prospectus is a part in accordance with the registration rights agreement, subject to the permitted suspension periods and other exceptions, we may be required to pay additional cash interest as liquidated damages as specified in the registration rights agreement. The registration rights agreement and liquidated damages provisions will not be applicable to debentures or underlying common stock that an investor purchases pursuant to this prospectus.


                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.


                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of Church & Dwight Co., Inc. as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002, incorporated by reference in this document from the Annual Report on Form 10-K of Church & Dwight Co., Inc. have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports (expressing an unqualified opinion and including an explanatory paragraph concerning Church & Dwight Co., Inc.'s change in its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142).

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses to be incurred by the Registrant in connection with this registration statement and the distribution of debentures and shares of common stock registered hereby. All amounts are estimated, other than the SEC registration fee:

         SEC registration fee............................................................      $ 8,090
         Legal fees and related expenses.................................................       30,000
         Accounting fees and expenses....................................................       10,000
         Printing and engraving expenses.................................................       15,000
         Trustee and transfer agent fees and expenses....................................       10,000
         Miscellaneous...................................................................       10,000

              Total......................................................................      $83,090

ITEM 15.  Indemnification of Officers and Directors.

The registrant is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the "GCL"), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Article Seventh of the registrant's Restated Certificate of Incorporation provides for the indemnification of directors, officers, employees and agents of the registrant to the maximum extent permitted by the Delaware General Corporation Law.

Under the GCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Registrant or, if serving in such capacity at the request of the Registrant, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person against such liability under the GCL. The registrant's Restated Certificate of Incorporation permits it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the GCL. Article Seventh of the Registrant's Restated Certificate of Incorporation authorizes the purchase of such insurance, and the Registrant has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (3) under Section 174 of the GCL, or (4) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Registrant's Restated Certificate of Incorporation includes such a provision.

ITEM 16.  Exhibits.

Exhibit   Exhibit
Number    Title
-------   -----
3.1 Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.5 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 27, 2003)
3.2 By-laws (Incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K dated September 19, 2003)
4.1 Indenture dated August 11, 2003 between the Registrant and The Bank of New York, as Trustee 4.2 Form of 5.25% Convertible Senior Debentures (included in Exhibit 4.1) 4.3 Registration Rights
          Agreement dated as of August 11, 2003 among the Registrant and the Initial Purchasers named therein
5.1       Opinion of Morgan, Lewis & Bockius LLP *
12.1      Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1      Consent of Deloitte & Touche LLP
23.2      Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1) *
24.3 Power of Attorney (included on the signature page of this registration statement)
25.1 Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939

*        To be filed by amendment.

ITEM 17.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by (1)(i) and (1)(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on September 22, 2003.

                                  CHURCH & DWIGHT CO., INC.


                                  By:   /s/ ROBERT A. DAVIES, III
                                        -------------------------
                                        Robert A. Davies, III
                                        Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Robert A. Davies, III, Zvi Eiref and Susan E. Goldy, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and any post-effective amendments thereto, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

         Signature                               Title                                      Date

/s/ ROBERT A. DAVIES, III                  Chairman and Chief Executive Officer    September 22, 2003
---------------------------                (principal executive officer) and
Robert A. Davies, III                      Director


/s/ ZVI EIREF                              Vice President, Finance, and Chief      September 22, 2003
------------------------------------       Financial Officer (principal
Zvi Eiref                                  financial officer)


/s/ GARY P. HALKER                         Vice President, Finance and Treasurer   September 22, 2003
------------------------------------       (principal accounting officer)
Gary P. Halker

/s/ ROBERT H. BEEBY                        Director                                September 22, 2003
---------------------------
Robert H. Beeby

/s/ ROSINA B. DIXON                        Director                                September 22, 2003
------------------------------------
Rosina B. Dixon

/s/ J. RICHARD LEAMAN, JR.                 Director                                September 22, 2003
---------------------------
J. Richard Leaman, Jr.

/s/ ROBERT D. LEBLANC                      Director                                September 22, 2003
---------------------------
Robert D. LeBlanc

/s/ JOHN D. LEGGETT III                    Director                                September 22, 2003
---------------------------
John D. Leggett III

/s/ JOHN F. MAYPOLE                        Director                                September 22, 2003
---------------------------
John F. Maypole

/s/ ROBERT A. MCCABE                       Director                                September 22, 2003
---------------------------
Robert A. McCabe

/s/ DWIGHT C. MINTON                       Director                                September 22, 2003
---------------------------
Dwight C. Minton

/s/ BURTON B. STANIAR                      Director                                September 22, 2003
---------------------------
Burton B. Staniar

/s/ JOHN O. WHITNEY                        Director                                September 22, 2003
---------------------------
John O. Whitney

                                INDEX TO EXHIBITS

Exhibit      Exhibit
Nubmer       Title
-------      -------
3.1          Restated Certificate of Incorporation, as amended
             (Incorporated by reference to Exhibit 3.5 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 27, 2003)
3.2          By-laws (Incorporated by reference to Exhibit 3.1 to the
             Registrant's current report on Form 8-K dated September 19, 2003)
4.1          Indenture dated August 11, 2003 between the Registrant and
             The Bank of New York, as Trustee 4.2 Form of 5.25%
             Convertible Senior Debentures (included in Exhibit 4.1)
4.3          Registration Rights Agreement dated as of August 11, 2003
             among the Registrant and the Initial Purchasers named therein
5.1          Opinion of Morgan, Lewis & Bockius LLP *
12.1         Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1         Consent of Deloitte & Touche LLP
23.2         Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)*
24.3         Power of Attorney (included on the signature page of this
             registration statement)
25.1         Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939

*        To be filed by amendment.